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                                                                                                                       EXHIBIT 12.1


                        SUN INTERNATIONAL HOTELS LIMITED AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In Thousands of Dollars)


                                                                                                               For the six months
                                                             For the years ended December 31,                   ended June 30,
                                                    ----------------------------------------------------      -------------------
                                                                                                               Actual     Actual
                                                    1996        1997        1998        1999        2000        2000       2001
                                                  --------    --------    --------    --------    --------    --------   --------
Earnings available for fixed charges:
  Earnings (loss) before income taxes and
   extraordinary item                              92,333      65,755      79,146    (112,791)     32,746      34,650      29,902
  Interest and amortization of debt discount
   and expense                                     24,370       4,516      50,699      45,678      52,702      10,654      14,210
  Interest element of rentals (A)                     879       1,187       1,893       1,963       2,407         580         584
  Cash distributions received from equity
   investees                                        1,589       2,061       2,651       2,848       2,871           -           -
  Less equity earnings in equity investees         (2,214)     (2,730)     (2,628)     (4,225)     (3,059)     (1,263)     (1,263)
  Amortization of capitalized interest                  -           -       1,417       1,580       1,949         487         496
                                                 --------    --------    --------    --------    --------    --------    --------
   Earnings available for fixed charges           116,957      70,789     133,178     (64,947)     89,616      44,548      43,929
                                                 --------    --------    --------    --------    --------    --------    --------

Fixed charges:
  Interest and amortization of debt discount
   and expense                                     24,370       4,516      50,699      45,678      52,702      10,654      14,210
  Capitalized interest                              6,778      35,304       4,865      11,072       1,099         601          62
  Interest element of rentals (A)                     879       1,187       1,893       1,963       2,407         580         584
                                                 --------    --------    --------    --------    --------    --------    --------
   Total fixed charges                             32,027      41,007      57,457      58,713      56,208      11,835      14,856
                                                 ========    ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges (B)               3.65        1.73        2.32           -        1.59        3.76        2.96
                                                 ========    ========    ========    ========    ========    ========    ========
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   (A) The Company estimates the interest component of rent expense to be 0.33.


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   (B) Earnings were insufficient to cover fixed charges by $123,660,000 for the year 2000.